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                                                                       EXHIBIT 5

                          Morgan, Lewis & Bockius LLP
                               1701 Market Street
                          Philadelphia, PA  19103-2921
                              Tel:  (215) 963-5000
                              Fax:  (215) 963-5299

June 19, 2000

Zany Brainy, Inc.
2520 Renaissance Boulevard
King of Prussia, PA

Re: Zany Brainy, Inc. Registration Statement on Form S-4 relating to up to 10,542,724 shares of Common Stock, $.01 par value
     ----------------------------------------------------------------------

Ladies and Gentlemen:

We have acted as counsel to Zany Brainy, Inc., a Pennsylvania corporation (the "Company"), in connection with (i) the negotiation by the Company and Noodle Kidoodle, Inc., a Delaware corporation ("Noodle"), of an Amended and Restated Agreement and Plan of Merger dated as of April 21, 2000 (the "Merger Agreement"), among the Company, Noodle and Night Owl Acquisition, Inc., a wholly owned subsidiary of the Company ("Night Owl"), relating to the merger of Noodle and Night Owl and (ii) the preparation of the subject Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the issuance of up to 10,542,724 shares (the "Shares") of the Company's Common Stock, par value $0.01 per share.

We understand that the issuance of the Shares pursuant to the Merger Agreement is contingent upon, among other things, the requisite approval of the Merger Agreement by the shareholders of the Company and the stockholders of Noodle. In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws; (c) certain records of the Company's corporate proceedings; (d) the Merger Agreement; and (e) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Our opinion set forth below is limited to the Delaware General Corporation Law.

Based upon the foregoing, we are of the opinion that, when and to the extent (i) the Registration Statement has become effective under the Act, (ii) the shareholders of the Company and the stockholders of Noodle have approved the Merger and (iii) the Shares are issued as described in the Registration Statement and in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and further consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is solely for your benefit, and may be relied upon only by you.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP